Exhibit 99.1

The First Bancshares, Inc. Reports 2nd Quarter 2009 Earnings

HATTIESBURG, Miss.--(BUSINESS WIRE)--August 5, 2009--The First Bancshares, Inc. (Nasdaq: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the Company for the quarter ended June 30, 2009.

Earnings for the three months ended June 30, 2009 amounted to $104,000 or $0.03 per diluted share, compared to $339,000 or $0.11 per diluted share for the same quarter in 2008, a decrease of $235,000 or $0.08 per diluted share.

David E. Johnson, Chairman and Chief Executive Officer, commented, “In light of the current economic downturn, we are pleased to report positive earnings for the second quarter. We are also pleased at some of the current trends we are seeing in our company. Our earnings, though down, are positive, our margins are improving, our nonperforming loans remain below peers and our capital remains strong. We further strengthened capital with the addition of Treasury Capital Purchase Program preferred stock in the amount of $5 million back in February 2009.”

Net Interest Income and Non Interest Income Decreased

Net interest income for the quarter ended June 30, 2009, was $4.0 million, a $378,000 decrease compared to the first quarter in 2008. Most of this decline was caused by the decrease in loans of 8.7% over the last year. Efforts are ongoing in relation to reducing the Company’s funding costs. We have seen loan activity increase over the past several months and expect that to continue to improve this year. Non-interest income decreased for the second quarter of 2009 by $240,000 as compared to the second quarter of 2008. A one time gain on sale of bank property for $92,000 was recognized during the second quarter of 2008.

Non Interest Expense Decreased

Non-interest expense for the three months ended June 30 decreased to $3.9 million as compared to $4.2 million for the same period in 2008. We achieved this overall decrease of $286,000 even with the FDIC special assessment of $215,000 that was accrued during this quarter. This represents a decrease of 6.8% in non-interest expenses. Non-interest expense for the six months ended June 30 decreased $591,000 or 7.3% to $7.5 million as compared to $8.1 million for the six months ended June 30, 2008. This reflects an ongoing effort to reduce expenses while maintaining our current level of customer service.

Total Assets, Net Loans and Deposits Comparison

Total assets were up $10.3 million, or 2.2%, between December 31, 2008, and June 30, 2009. Deposits saw an increase of $13.8 million or 3.6% over the same period. Total loans net of unearned discount were down $1.7 million, or 0.5%, between December 31, 2008, and June 30, 2009. The decline in our loan portfolio is due in part to the slow down of the economy and a conscious effort to reduce our exposure to residential construction and commercial real estate. The decline in loans slowed during the first quarter and increased in the second quarter by $2 million.

At June 30, 2009, The First Bancshares reported total loans of $321.3 million, total assets of $485.1 million, total deposits of $391.9 million and stockholder’s equity of $42.2 million. Return on average assets was .09% and return on average equity was .99% for the quarter.

Asset Quality

Non-accrual loans increased between June 30, 2008 and June 30, 2009 from $4.7 million to $5.8 million. This is an increase from 1.34% of loans to 1.80%. The increase in the total amount of non-accrual loans is due to a slowing real estate market. Our nonperforming loans are well below our peer group and manageable. We have built the allowance for loan losses to 1.66% of total loans and believe that is adequate. Johnson also stated “Our level of tier one risk based capital is 14.06% which gives us a cushion during this economic downturn and an ability to grow once the economy improves.”

Trust Preferred Securities

During a recent examination by our banking regulators, the Company was asked to hire an independent outside expert to evaluate our trust preferred securities for other than temporary impairment. After the evaluation of our trust preferred securities, no adjustment was needed for the quarter ended March 31, 2009.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins and Gulfport, Mississippi. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and it subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC. FINANCIAL HIGHLIGHTS (Unaudited)

($ amounts in thousands except earnings per share)

	For the three months			For the six months
	ended June 30,			ended June 30,
	2009		2008	2009	2008

Interest income	$	6,607	$8,168	$13,274	$16,850
Interest expense		2,633	3,816	5,446	7,806
Net interest income		3,974	4,352	7,828	9,044
Provision for loan losses		464	634	1,092	1,000
Net interest income after provision for loan losses		3,510	3,718	6,736	8,044
Non-interest income		675	915	1,359	1,677
Investment impairment exp		71	-	71	-
Non-interest expense		3,890	4,176	7,548	8,139
Income before income taxes		224	457	476	1,582
Income taxes		43	118	104	453
Net income		181	339	372	1,129
Preferred Dividends		63	-	101	-
Preferred Stock Accretion		14	-	28	-
Net income applicable to Common Stock		104	339	243	1,129

EPS from continuing operations–Basic	$	.06	$.11	$.12	$.38
EPS from continuing operations–Diluted	$	.06	$.11	$.12	$.37
EPS available to common shareholders–Basic	$	.03	$.11	$.08	$.38
EPS available to common shareholders–Diluted	$	.03	$.11	$.08	$.37

			June 30,	December 31,	June 30,
			2009	2008	2008

Total assets			485,113	474,824	513,107
Cash and due from banks			10,895	11,649	17,001
Federal funds sold			15,369	13,359	17,896
Investment securities			112,340	99,691	98,927
Loans, net of unearned interest			321,346	323,085	352,249
Allowance for loan losses as % of net loans			1.66%	1.50%	1.42%
Loans past due 90 days & still accruing			1,077	1,732	659
Non-accrual loans			5,770	3,340	4,706
Deposits-interest bearing			341,867	320,485	362,257
Deposits-non interest bearing			49,994	57,594	61,353
Total deposits			391,861	378,079	423,610
Borrowed funds			35,461	46,027	39,655
Subordinated debentures			10,310	10,310	10,310
Stockholder’s equity			42,160	36,568	36,495
Book value (per share)			$12.31	$12.23	$12.21
Total shares outstanding			3,019,869	2,990,201	2,989,401

CONTACT:
The First Bancshares, Inc.
David Johnson, Chief Executive Officer
or
Dee Dee Lowery, Chief Financial Officer
601-450-8888